Exhibit 10.2

Sport-Haley, Inc.

4600 E. 48th Avenue

Denver, CO  80216

November 11, 2004

Donald W. Jewell

Sport-Haley, Inc.

4600 E. 48th Avenue

Denver, CO  80216

Re: Agreement to Serve as Interim Chief Executive Officer

Dear Don,

As you know, the board of directors of Sport-Haley, Inc. (the “Company”) voted to appoint you as Interim Chief Executive Officer. The purpose of this letter agreement is to confirm the terms of the agreement reached with you to serve as Interim Chief Executive Officer.

1.             Continuation of Duties and Responsibilities Under February 2001 Employment Agreement. Except as specifically set forth in this letter agreement, all of the terms of the Executive Employment Agreement dated February 1, 2001 between you and the Company (the “February 2001 Employment Agreement”) for you to serve as Senior Vice President, shall remain in full force and effect, according to the terms of the February 2001 Agreement. You agree that you will continue to perform your duties and responsibilities as Senior Vice President pursuant to the terms of the February 2001 Employment Agreement and shall continue to receive the compensation and benefits set forth under that Agreement, as amended herein.  Further, upon the termination without cause of your duties under this letter agreement as Interim Chief Executive Officer, you agree that you shall continue to perform your duties and responsibilities as Senior Vice President pursuant to the terms and conditions of the February 2001 Employment Agreement. The February 2001 Employment Agreement may be terminated according to its provisions for termination as contained in Article III thereof.

2.             Duties and Responsibilities. In addition to your duties and responsibilities as Senior Vice President, as set forth in the February 2001 Agreement, you agree to perform the following duties and responsibilities as Interim Chief Executive Officer:

Supervision and coordination of all operations of the Company; supervision of all other executive and operating officers of the Company, and such other matters as determined from time to time by the Board of Directors.

3.             Base Salary. In addition to the Base Salary, as amended, that you receive pursuant to your February 2001 Agreement, you shall receive an additional $50,000 annually as Base Salary. Thus, as of the effective date of this letter agreement, your total Base Salary shall be $200,000 annually.

                Bonus and Bonus Plan Participation. At the conclusion of the term of this Agreement or upon any other event of termination, the Board of Directors of the Company, in its sole discretion, shall consider whether to award you a bonus for your performance as Interim Chief Executive Officer pursuant to this agreement. You remain eligible for bonuses as Senior Vice President pursuant to Article II, Section 2.2 of the February 2001 Agreement.

4.             Term. The term of this agreement shall be from November 1, 2004 through June 30, 2005, subject to automatic monthly extensions and earlier termination should the Board of Directors appoint a permanent Chief Executive Officer within the term or should grounds for termination otherwise exist, as set forth in Article III of the February 2001 Agreement. Provided that you are in compliance with all of your obligations under this agreement, at the end of the initial term (June 30, 2005), the term of your employment as Interim Chief Executive Officer shall be extended automatically for one additional month at the end of each month of the extended term of this agreement on the same terms and conditions as contained in this agreement, unless either the Company or you shall, at least 30 days prior to the expiration of the extended term, give written notice of the intention not to renew this agreement. If the Company gives such written notice of non-renewal, the provisions of Section 3.3 of the February 2001 Agreement shall apply; if the Executive gives such written notice of non-renewal, the provisions of Section 3.5 of the February 2001 Agreement shall apply. The term and termination provisions of the February 2001 Agreement shall otherwise remain in full force and effect.

5.             Effective Date. This agreement shall become effective November 1, 2004.

If you are in agreement with the terms of this agreement, please so indicate by signing below.  This agreement has been approved by the Board of Directors and the Compensation Committee of the Company and is signed below by an authorized member of the Board and Compensation Committee.

SPORT-HALEY, INC.

By:	/s/ Mark J. Stevenson
Mark J. Stevenson, Chairman of the
Compensation Committee

DONALD W. JEWELL

By:	/s/ Donald W. Jewell
Donald W. Jewell